Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 2, 2004 relating to the financial statements and financial statement schedules of Gannett Co., Inc., which appears in Gannett Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2003.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
May 4, 2004